SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         Name:  LLAC Variable Account

         Address of Principal Business Office (No. and Street, City, State and Zip Code):

                           175 Berkeley Street
                           Boston, Massachusetts  02117

         Telephone Number (including area code): (617) 357-9500 x42175

         Name and address of agent for service of process:

                           Morton E. Spitzer
                           Liberty Life Assurance Company of Boston
                           175 Berkeley Street
                           Boston, Massachusetts  02117

         Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  [X]                   NO  [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the Registrant has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Boston and the Commonwealth of Massachusetts on the 21st day of October, 1998.

                                           LLAC VARIABLE ACCOUNT

                                           By: LIBERTY LIFE ASSURANCE COMPANY OF
                                               BOSTON

                                           By: /s/ Elliot J. Williams
                                               ---------------------------------
                                               Elliot J. Williams
                                               Treasurer


Attest:

/s/ Hope M. Erwin
---------------------------------
Hope M. Erwin